Exhibit 23.1 CONSENT OF INDEPENDENT AUDITOR We consent to the use in this Registration Statement on Form 8-K/A of Citizens Community Bancorp, Inc. of our report, dated March 13, 2019, relating to the consolidated financial statements of F. & M. Bancorp of Tomah, Inc. and Subsidiary as of and for the years ended December 31, 2018 and 2017. /s/ CliftonLarsonAllen LLP CliftonLarsonAllen LLP Minneapolis, Minnesota September 17, 2019